Exhibit 99.1

Hawthorn Bancshares Announces Cash and Stock Dividend
Lower Cash Payout Will Further Strengthen Capital Position

LEE’S SUMMIT, Mo. — May 19, 2010 — The Board of Directors of Hawthorn Bancshares Inc. (NASDAQ: HWBK) has approved a quarterly cash dividend of 5 cents per common share, payable July 1, 2010 to shareholders of record at the close of business on June 15, 2010. This is a reduction from 11 cents per share paid in the prior quarter. In addition, the Board approved a special stock dividend of 4 percent, also payable July 1, 2010 to common shareholders of record at the close of business on June 15, 2010.

“We are committed to continuing our long record of paying cash dividends,” said Chairman & CEO James E. Smith. “At the same time, under the current financial environment we are taking steps to further strengthen our capital position. This reduction in the cash dividend will preserve approximately $258,000 per quarter to our capital.”

“Hawthorn Bancshares is a strong, well-capitalized, growing financial holding company. By declaring this special stock dividend, we offer stockholders an additional opportunity to directly share in the company’s future growth.”

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.